Exhibit 10.2

FIRST AMENDMENT TO MINING LEASE AGREEMENT

This First Amendment to Mining Lease Agreement (this “Amendment”), dated as of January 30, 2026 (the “Effective Date”), is by and between WEYERHAEUSER FOREST HOLDINGS, INC., a Delaware corporation (“Weyerhaeuser”) and SOUTHEAST METALS, LLC, a Virginia limited liability company (“Lessee”).

RECITALS

A. Whereas, Weyerhaeuser Company, a Washington corporation, and Lessee entered into that certain Mining Lease Agreement dated October 1, 2020 (the “Lease”) regarding property in Harris and Talbot Counties, Georgia, as more particularly described in the Lease (the “Lease Area”).

B. Whereas, Weyerhaeuser Company conveyed the Lease Area and assigned its rights and obligations under the Lease to Weyerhaeuser on or about January 1, 2025, such that Weyerhaeuser is now the Lessor under the Lease.

C. Whereas, Weyerhaeuser and Lessee now desire to modify the terms of the Lease pursuant to the terms and conditions of this Amendment.

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree that the Lease will be and is hereby amended as follows:

AGREEMENT

1. Capitalized Terms. Capitalized terms used but not defined in this Amendment have the meanings given to them in the Lease.

2. Insurance. Section 11.2 of the Lease is deleted and replaced in its entirety with the following:

11.2 Insurance.

(a) During Exploration Activities and Prior to Development or Mining Operations. Beginning on the Effective Date, and at all times of the Term when not engaged in Development or Mining Operations, including without limitation during Exploration Activities, Lessee shall obtain and maintain in full force and effect, at Lessee’s sole expense, the following insurance coverages on Lessee’s operations, which insurance shall be by companies with a Best’s rating of no less than A- VIII and otherwise acceptable to Lessor:

(i) Commercial General Liability (occurrence form), covering bodily injury and property damage liability and including coverage for contractual liability products and completed operations liability with limits of $2,000,000 per occurrence, $2,000,000 Aggregate Products - Completed Operations, and $2,000,000 General Aggregate;

(ii) Comprehensive Automobile Liability covering owned, hired, and non-owned vehicles with minimum limits of $1,000,000 per person and $1,000,000 per accident for bodily injury and $1,000,000 property damage or combined single limit of at least $1,000,000;

(iii) Workers’ Compensation insurance coverage as required by state law; and

(iv) Employer’s Liability with limits of $500,000 each accident, $500,000 disease-each employee, $500,000 disease-policy limit.

(v) Whenever conducting logging operations per Section 10.4(b) above, Lessee shall add to its Commercial General Liability insurance, and ensure that its logging contractor carries, Loggers’ Property Damage—Broad Form coverage, with the contractual liability exclusion deleted and a limit not less than $1,000,000 per occurrence.

(b) During Development or Mining Operations. During any period during which Lessee or its successors, Affiliates, personnel, invitees, agents, and/or contractors are engaging in Development or Mining Operations, Lessee shall obtain and maintain in full force and effect, at Lessee’s sole expense, the following insurance coverages on Lessee’s operations, which insurance shall be by companies with a Best’s rating of no less than A- VIII and otherwise acceptable to Lessor:

(i) Commercial General Liability (occurrence form), covering bodily injury and property damage liability, including contractual, products and completed operations and coverage for explosion, collapse and underground (xcu) with minimum limits of $5,000,000 per occurrence, $5,000,000 Products–Completed Operations Aggregate, and $5,000,000 General Aggregate;

(ii) Comprehensive Automobile Liability covering owned, hired, and non-owned vehicles with minimum limits of $1,000,000 per person and $1,000,000 per accident for bodily injury and $1,000,000 property damage or combined single limit of at least $1,000,000;

(iii) Workers’ Compensation or Industrial Accident insurance providing benefits as required by law, including Employer’s or Stop-Gap Liability with a minimum limit of $1,000,000 per accident;

(iv) Environmental/Pollution Legal Liability with minimum limits of $5,000,000 per claim and $10,000,000 aggregate. Coverage shall be in effect at all times during this Lease;

(v) Whenever conducting logging operations per Section 10.4(b) above, Lessee shall add to its Commercial General Liability insurance, and ensure that its logging contractor carries, Loggers’ Property Damage—Broad Form coverage, with the contractual liability exclusion deleted and a limit not less than $1,000,000 per occurrence.

(c) Additional Requirements. Lessee shall require each contractor or subcontractor to provide such insurance as required above. Lessee shall furnish Lessor with Certificates of Insurance evidencing such coverage, and Lessee shall endeavor to require its insurance carriers to give Lessor at least thirty (30) days’ written notice prior to any change in, nonrenewal or cancellation of coverage, in whole or in part. Lessor and its Affiliates shall be designated as Additional Insureds evidenced by copy of the Additional Insured Endorsement. If Lessee’s insurance carriers refuse to provide such notification, then Lessee shall give such notice to Lessor. Lessee’s insurance shall be primary, and all insurance or self-insurance of Lessor and its Affiliates shall be excess of any insurance provided by Lessee. If Lessee desires to self-insure to at least the above levels of coverage, Lessee shall provide information regarding its financial ability to cover such claims. Lessor’s approval of self-insurance by Lessee shall not be unreasonably withheld.

3. No Other Modifications. Except as herein expressly provided, all of the terms and conditions of the Lease, as heretofore amended, will remain in effect and unmodified. Any future reference to the Lease will be deemed to be a reference to the Lease as amended by this Amendment.

4. Authority. The individuals executing this Amendment represent and warrant that they have full power and authority to do so and to bind Lessee and Weyerhaeuser to the terms hereof.

5. Counterparts. This Amendment may be executed simultaneously in one or more counterparts, which taken collectively shall be considered an original, valid and binding agreement. This Amendment is effective upon execution by all parties. Execution may be accomplished by facsimile or electronic (email) transmission of the respective signature pages of the agreement to the other party.

In witness whereof, the parties have executed this Amendment as of the day and year first above written.

WEYERHAEUSER FOREST HOLDINGS, INC.

By: /s/ Kendall B. Fountain

Name: Kendall B. Fountain

Its: VP, Energy and Natural Resources

SOUTHEAST METALS, LLC

By: /s/ Bart L. Graham

Name: Bart L. Graham

Its: Assistant Manager